EXECUTION COPY



                            ASSET PURCHASE AGREEMENT


                          Dated as of November 3, 2000

                                  by and among

                                 VDI MULTIMEDIA,
                                  as Purchaser

                                       and

                    CREATIVE DIGITAL, INC. and LARRY HESTER,

                                   as Sellers

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 3, 2000, by and among VDI MultiMedia, a California corporation ("Purchaser") on the one hand, and Creative Digital, Inc. a California corporation (the "Company") and Larry Hester (the "Shareholder") on the other hand (the Company and the Shareholder referred to herein each as a "Seller" and collectively as "Sellers").

                                 R E C I T A L S
                                 ---------------

         A. The Shareholder is the only record holder and beneficial owner of the capital stock of the Company.

         B. The Company is the owner of the Assets (as hereinafter defined).

         C. Purchaser desires to purchase from the Company, and the Company desires to sell, convey, transfer, assign and deliver to Purchaser, the assets of the Company upon the terms and subject to the conditions of this Agreement.

                                A G R E E M E N T
                                -----------------

         NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated below:

         "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 5.11.

         "ACTION" shall mean any action,  claim, suit,  litigation,  proceeding,
labor  dispute,   arbitral  action,   governmental  audit,   inquiry,   criminal
prosecution, investigation or unfair labor practice charge or complaint.

         "AFFILIATE" shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person.

         "AFFILIATED PARTIES" shall have the meaning set forth in Section 11.2.

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "AGREEMENT  NOT TO  COMPETE"  shall  mean the  covenants  set  forth in
Section 7.9.

         "ANCILLARY AGREEMENTS" shall mean the the Employment Agreement and the Agreement Not to Compete, substantially in the forms attached hereto as Exhibits A and B, respectively.

         "ASSETS" shall mean all of the right, title and interest in and to all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest, including without limitation all of the Company's right, title and interest in the following:

            (1) all accounts and notes receivable and contingent rights relating thereto (whether current or noncurrent), cash-on-hand, refunds, deposits, advances, all advance payments, prepaid expense items and credits relating to the Business, prepayments or prepaid expenses and all other receivables arising out of the Business;

            (2) all Contract Rights;

            (3) all Leases and Leasehold Estates and Personal Property Leases;

            (4) all Leasehold Improvements;

            (5) all Fixtures and Equipment;

            (6) all Inventory;

            (7) all Books and Records;

            (8) all Proprietary Rights, including the name "Creative Digital" and all derivations thereof;

            (9) all Permits;

            (10) all computers and software;

            (11) all Insurance Policies and all rights to insurance proceeds relating to the Assets and/or the Business;

            (12) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

            (13) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to the Company pertaining to the Business or affecting the Assets;

            (14) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind related to the Assets or the Assumed Liabilities, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Company on or prior to the Closing Date except to the extent that any of the foregoing relate to any of the Excluded Liabilities; and

            (15) all of the Business as a going concern and the goodwill pertaining thereto.

         "AUDIT" shall have the meaning set forth in Section 3.1(a).

         "AUDITED  CLOSING  BALANCE  SHEET"  shall have the meaning set forth in
Section 3.1(a).

         "BALANCE SHEET" or "Balance Sheets" shall have the meaning set forth in
Section 5.7(a).

         "BOOKS AND RECORDS" shall mean (a) all records, files and lists of the Company (and the Shareholder, if any such records exist) pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers, vendors, clients or personnel of the Company, (c) all product, business and marketing plans of the Company, (d) all books, ledgers, files, reports, plans, drawings, merchandise and sales promotion literature and promotional and advertising materials, all catalogues, research material, management information systems, software, technology and specifications and operating records of every kind maintained by the Company and (e) true and correct copies of the Company's minute books, stock books, books of account and tax returns.

         "BUSINESS" shall mean the business of the Company, including pre-production and post-production services, post-production supervision, film transfer services, visual effects supervision, mix and voice-over session supervision, video and audio tape storage, post-production, duplication, distribution, editing and ancillary services.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Los Angeles.

         "CLOSING" shall have the meaning set forth in Section 4.1.

         "CLOSING DATE" shall mean (a) November 3, 2000 or (b) such other date as Purchaser and the Sellers shall mutually agree upon.

         "COBRA" shall have the meaning set forth in Section 5.16(e).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY" shall have the meaning set forth in the Preamble.

         "CONTRACT" shall mean, other than any Lease, any agreement, contract, note, loan, evidence of indebtedness, purchase order, undertaking, obligation or commitment to which the Company is a party or is bound and which relates to the Business or the Assets, whether oral or written, including, without limitation, purchase commitments for materials and other services, whether or not entered into in the ordinary course of business, relating to the Business, any Company's rights under any confidentiality agreements relating to the Business (if and to the extent assignable), all unfilled sales orders, invoices, contracts and commitments with customers relating to the Business, all unfilled purchase orders, invoices, contracts and commitments with suppliers relating to the Business.

         "CONTRACT   RIGHTS"  shall  mean  all  of  the  Company's   rights  and
obligations under the Contracts, excluding any such Contracts evidencing Financing Obligations.

         "COPYRIGHTS" shall mean registered copyrights, copyright applications and unregistered copyrights.

         "COURT ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

         "DEFAULT" shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

         "DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by the Company to Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

         "DISCONTINUED OPERATIONS" shall mean any businesses or operations previously sold or otherwise disposed of by any of the Sellers and any ongoing indemnification obligations in connection therewith.

         "EARN-OUT"shall have the meaning set forth in Section 2.4(a)(iii).

         "EMPLOYMENT AGREEMENT" shall mean the employment agreement between Purchaser and Larry Hester dated the Closing Date and substantially in the form of attached hereto as Exhibit A.

         "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "ENVIRONMENTAL LIABILITIES FOR PRE-CLOSING MATTERS" shall mean any and all liabilities, damages, losses, costs and expenses arising from any Pre-Closing Environmental Matters, including, without limitation, costs of investigation, cleanup, removal, remedial, corrective or response action, the costs associated with posting financial assurances for the completion of investigation, cleanup, removal, remedial, corrective or response actions, attorneys' fees, the preparation of any closure or other necessary or required plans or analyses, or other necessary reports or analyses submitted to or prepared for regulating agencies.

         "ENVIRONMENTAL PROTECTION LAWS" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances or otherwise relating to Regulated Substances or (ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C.ss.9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et seq.); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C.ss.6901 et seq.); the Clean Water Act (33 U.S.C.ss.1251 et seq.); the Safe Drinking Water Act (14 U.S.C.ss.1401 et seq.); the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.136 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C.ss.ss.11001-11005, 11021-11023, and 11041-11050);
the Porter-Cologne Water Quality Act (California Water Codess.ss.13000-13999.19); the Hazardous Waste Control Law (California Health & Safety Codess.ss.25100-25250.25); the Safe Drinking Water and Toxic Enforcement Act (California Health & Safety Codess.ss.25249.5-25249.13); California Health & Safety Code ss.ss.25280-25299.81 (regarding Underground Storage of Hazardous Substances) andss.ss.25500-25545 (regarding Hazardous Materials Inventories and Emergency Plans); the Hazardous Substance Account Act (California Health & Safety Codess.ss.25300-25393); and California Health & Safety Codess.ss.39000-44384 regarding Air Resources; in each case including the regulations promulgated thereunder, including, without limitation, the regulations promulgated by the South Coast Air Quality Management District; each as supplemented or amended from time to time.

         "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA AFFILIATE" shall mean with respect to any person (a) any corporation that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that person is a member, and (c) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause (a) or (b) is a member.

         "ESTIMATED  CLOSING  BALANCE SHEET" shall have the meaning set forth in
Section 2.4.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.3.

         "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are used or held for use in connection with the Business.

         "FINAL  CLOSING  BALANCE  SHEET"  shall have the  meaning  set forth in
Section 3.1(a)(4).

         "FINANCIALS" shall have the meaning set forth in Section 5.7(a).

         "FINANCING OBLIGATIONS" shall mean (a) indebtedness of any Seller for borrowed money, (b) obligations of any Seller evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations under capitalized leases, (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of any Seller with respect to the deferred purchase price of property (other than customary trade credit), (e) interest rate and currency obligation swaps, hedges and similar arrangements and (f) all obligations of any Seller to guaranty any of the foregoing types of obligations on behalf of others, in each case as related to the Business.

         "FIXTURES AND EQUIPMENT" shall mean all of the (i) all audiovisual, audio and visual recordings and other materials produced by any technology, manner or means relating to the Business, including, without limitation, prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promos and other advertising and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings , (ii) all physical properties relating to the Business, including, without limitation, all editing and duplication equipment, in each case, including, without limitation, any of the foregoing in the possession, custody or control of the Company, or in the possession of its assigns, or any film laboratories, storage facilities or other Persons, (iii) any and all revisionary rights the Company has to the master and duplicate masters of any original negative or master tape or elements plus (iv) furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by the Company and used, held for use or useful in connection with the Business, wherever located, and including any such Fixtures and Equipment in the possession of the Company's suppliers, together with all warranty rights with respect thereto.

         "FORMER FACILITY" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities that were owned, leased or operated by the Company at any time prior to the date hereof, but excluding any Facilities.

         "GAAP" shall mean generally accepted accounting principles consistently applied as in effect at the time in question.

         "HOLDBACK STOCK" shall have the meaning set forth in Section 3.1(d).

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 11.7.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.7.

         "INSURANCE POLICIES" shall mean the insurance policies related to the Assets and/or the Business listed in Section 5.23 of the Disclosure Schedule.

         "INTANGIBLE  PERSONAL  PROPERTY"  shall have the  meaning  set forth in
Section 5.14(a).

         "INVENTORY" shall have the meaning set forth in Section 5.18.

         "IRS" shall mean the Internal Revenue Service.

         "LEASE" shall have the meaning set forth in Section 5.12.

         "LEASED PERSONAL PROPERTY" shall mean all leased property described in the Personal Property Leases.

         "LEASED REAL PROPERTY" shall mean all leased property described in the Leases.

         "LEASEHOLD ESTATES" shall mean all of the Company's rights and obligations as lessee under the Leases.

         "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by any Seller.

         "LIABILITIES" shall mean any liability of the Sellers, including, without limitation, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, known, unknown or other, in each case as related to the Business.

         "LICENSES" shall have the meaning set forth in Section 5.14(a).

         "MATERIAL CONTRACTS" shall have the meaning set forth in Section 5.17.

         "MULTI-EMPLOYER PLANS" shall have the meaning set forth in Section 5.15(a).

         "NET WORKING CAPITAL" shall mean, as of a particular date, all current assets of the Company, including without limitation its account and trade receivables, inventory, cash and cash equivalents, deposits, prepaid expenses, less its current (i.e., short-term) liabilities, in each case as determined in accordance with GAAP.

         "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the Business and consistent with the Company's past practices.

         "PATENTS" shall mean all patents and patent applications and registered designs and registered design applications.

         "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

         "PERSON" shall mean any natural person or any corporation, partnership, joint venture, limited liability company or other entity.

         "PERSONAL PROPERTY" shall have the meaning set forth in Section 5.27.

         "PERSONAL PROPERTY LEASES" shall have the meaning set forth in Section 5.27.

         "PLANS" shall have the meaning set forth in Section 5.16(a).

         "PRE-CLOSING ENVIRONMENTAL MATTERS" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal or other handling or disposition at any time on or prior to the Closing Date (collectively
"Handling") of any Regulated Substance, either in, on, under or from any Facility or Former Facility, including, without limitation, the effects of such Handling of Regulated Substances on resources, persons or property within or outside the boundaries of any Facility or Former Facility, (b) any release of Regulated Substances at any time on or prior to the Closing Date occurring in, on or under any Facility or Former Facility regardless of how the Regulated Substances came to rest in, on or under the Facility or Former Facility, (c) the failure on or prior to the Closing Date of any Facility or Former Facility or any operation of Sellers to be in compliance with any Environmental Laws, and
(d) any other act or omission occurring, or condition existing, with respect to the Assets or the Business on or prior to the Closing Date which gives rise to liability under any Environmental Protection Law.

         "PROPRIETARY  RIGHTS"  shall  mean  all  of the  Company's  Copyrights,
Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.4(a).

         "PURCHASE PRICE ADJUSTMENT" shall have the meaning set forth in Sections 2.4(a).

         "PURCHASER" shall have the meaning set forth in the Preamble.

         "REAL PROPERTY" shall have the meaning set forth in Section 5.12.

         "REGULATED SUBSTANCE" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

         "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions and orders of any foreign, federal, state or local government and any other governmental department or agency.

         "RELEASE DOCUMENTS" shall have the meaning set forth in Section 4.2(a)(vi).

         "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

         "SUBSIDIARY" shall mean (a) with respect to the Company, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of that Person or a combination thereof, (b) any partnership in which any Seller is a general partner and any limited liability company in which any Seller is the managing member, or (c) any partnership or limited liability company in which any Seller possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

         "TAX" OR "TAXES" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

         "TRADEMARKS" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         "TRANSACTIONS" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

"TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section 7.6(a).

         "UNITED STATES GOVERNMENT" shall mean the government of the United States, including any agencies, commissions, branches, instrumentalities and departments thereof.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

          Section .1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall acquire from the Company, the Assets (including, without limitation, those assets of the Company listed on Schedule 2.1 hereto), free and clear of all Encumbrances.

          Section .2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall assume the liabilities which are listed on Schedule 2.2 attached hereto (collectively, "Assumed Liabilities").

          Section .3 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Purchaser shall not assume, or otherwise be responsible for, any Liabilities of the Company or any Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Excluded Liabilities"), which Excluded Liabilities include, without limitation, the following:

          (a) any Liability to or in respect of any employees or former employees of the Company including without limitation (i) any employment agreement, whether or not written, between the Company and any person, (ii) any Liability under any Employee Benefit Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Company or under which the Company may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to the Company's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan, (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date and (iv) any liabilities or obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, including the rules and regulations promulgated thereunder;

          (b) any Liability of the Company in respect of (i) any income tax or any interest, penalties or additions pertaining thereto, (ii) any other Tax relating to any period or portion thereof prior to the Closing Date;

          (c) any warranty claims and any Liability arising from any injury to any person or damage to or destruction of any property, whether based on negligence, breach of warranty, express or implied representation, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of the Company or any other person or entity on or prior to the Closing Date;

          (d) any Liability of any Seller arising out of or related to any Action against any Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or the basis of which shall have arisen on or prior to the Closing Date;

          (e) any Liability of any Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of any Seller for fees or expenses incurred in connection with such transactions and any Liability of any Seller pursuant to Article XI hereof);

          (f) any Liability related to any Former Facility or any of the Discontinued Operations;

          (g) any Financing Obligation

          (h)  any  Environmental   Liabilities  for  Pre-Closing  Environmental
Matters, whether or not disclosed in the Disclosure Schedule;

          (i) any Liability of any Seller for fees or expenses incurred by Sellers in connection with the consummation of the transaction contemplated by this Agreement;

          (j) any Liability of any Seller not directly related or incurred with respect to the conduct of the Business;

          (k) except to the extent provided for herein, any indebtedness for borrowed money;

          (l) any amounts payable to any Affiliate of any Seller;

          (m) any cash overdraft liability; and

          (n) any liabilities accruing prior to the Closing Date.

          Section .4 PURCHASE PRICE.

          (a) PURCHASE PRICE. The purchase price for the Assets and Agreement Not to Compete (as adjusted as set forth below, the "Purchase Price") shall consist of:

                (i) Five Hundred Thousand Dollars ($500,000), as increased or decreased pursuant to Section 3.1(c) (the "Cash Payment") (such net adjustments are referred to herein collectively as the "Purchase Price Adjustment"), which shall be paid in cash at the Closing;

                (ii) the assumption of the Assumed Liabilities;

                (iii) Three Hundred Fifty Thousand Dollars ($350,000) worth of the Purchaser's Common Stock (the actual number of shares to be issued based on the closing price of a share of such common stock on the Closing Date), less Two Hundred Thousand Dollars ($200,000) worth of the Purchaser's Common Stock (the "Holdback Stock");

                (iv) if earned the Earn-Out Payments, subject to conditions set forth in Section 3.2.

          (a) ALLOCATION OF PURCHASE PRICE. Purchaser shall prepare IRS Form 8594 allocating the Purchase Price in accordance with Section 1060 of the Code and shall forward it within 120 days after the Closing to the Company for its approval, which approval shall not be unreasonably withheld. The parties agree that Two Hundred Thousand Dollars ($200,000) of the aggregate Purchase Price will be allocable to the Agreement Not to Compete. Purchaser and the Company shall each file with their respective federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser agrees to report the purchase of the Assets, and Sellers agree to report the sale of such Assets for income tax purposes (including but not limited to, on their respective income tax returns, before any governmental agency charged with the collection of income tax or in any judicial proceeding concerning the income tax consequences of Purchaser's purchase or Sellers' sale of the Assets hereunder) in a manner consistent with the information agreed upon by the parties pursuant to this Section 2.4(b) and contained in its IRS Form 8594.

          Section .1 CLOSING COSTS; TRANSFER TAXES AND FEES. The Company and the Shareholder shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. The Purchaser and the Company shall each pay fifty percent (50%)of the fees and costs of recording or filing all applicable conveyancing instruments described in Section 4.2(a).

                                   ARTICLE I
                     PURCHASE PRICE ADJUSTMENTS AND EARN-OUT

          Section .1 PURCHASE PRICE ADJUSTMENTS.

          (a) AUDITED CLOSING BALANCE SHEET.

                (2) Within sixty (60) days after Closing, Purchaser shall conduct a financial audit of the Company (the "Audit") and shall prepare and deliver to the Company an audited balance sheet of the Company as of the Closing Date (the "Audited Closing Balance Sheet"), which shall set forth the Net Working Capital and liabilities of the Company as of such date, and the amount of the Purchase Price Adjustment. In the event that the transactions contemplated by this Agreement are not consummated, Purchaser agrees to return all original documents to the Company at the end of the Audit and to otherwise comply with the terms and provisions of that certain confidentiality agreement executed by the Company and Purchaser.

                (3) Following delivery of the Audited Closing Balance Sheet to the Company, the Company shall have a period of thirty (30) days to present in writing to Purchaser any objections or disagreement with respect to the calculation of the Purchase Price Adjustment. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

                (4) If the Company and Purchaser are unable to resolve any such disagreement with respect to the calculation of the Purchase Price Adjustment within ten (10) days after delivery by the Company of the notice referred to in
Section 3.l(a)(2), the disagreement shall be submitted for final determination to a "Big Five" accounting firm mutually acceptable to the Company and Purchaser (the "Independent Accounting Firm"). The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Company and Purchaser but shall not conduct an independent audit. No party may conduct discovery in connection with the foregoing. The Independent Accounting Firm shall render its determination on the matter within thirty (30) days of its submission by the Company and Purchaser, and such determination shall be final, conclusive and binding upon Purchaser and Sellers. The closing balance sheet of the Company finally agreed upon by the parties shall be the Final Closing Balance Sheet (the "Final Closing Balance Sheet").

                (5) The fees and expenses of the Independent Accounting Firm shall be borne by the party whose asserted Purchase Price Adjustment is more at variance from the actual Purchase Price Adjustment ultimately determined by the Independent Accounting Firm.

          (a) ESTIMATED CLOSING BALANCE SHEET. The Company shall prepare a balance sheet as of the Closing Date (the "Estimated Closing Balance Sheet") which shall set forth, among other things, the current assets, current liabilities and outstanding long term debt of the Company in accordance with GAAP. The Estimated Closing Balance Sheet shall be prepared in a manner consistent with the presentation of the Company's August 24, 2000 Balance Sheet attached hereto.

          (b) PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be (i) increased or decreased on a dollar-for-dollar basis by the amount by which Net Working Capital reflected on the Final Closing Balance Sheet exceeds, or is less than, respectively, the Net Working Capital reflected on the Estimated Closing Balance Sheet, and (ii) increased or decreased on a dollar-for-dollar basis by the amount by which the liabilities paid or assumed by Purchaser is less than, or exceeds, respectively, the liabilities reflected on the Estimated Closing Balance Sheet. If the Purchase Price Adjustment requires a payment to the Company, Purchaser shall make such payment in cash. If the Purchase Price Adjustment requires a payment to Purchaser, Purchaser shall be entitled to deduct such payment from the Holdback Stock, or, if such funds are insufficient, the Company or the Shareholder shall make such payment to Purchaser in cash (including by way of set-off). In addition to the preceding, the Purchase Price shall be decreased (on a dollar for dollar basis against the Holdback Stock otherwise distributable to the Company) by the amount, if any, by which the Company's Earnings (defined below) for the year ending December 31, 2000 are less than $250,000.

          (c)  HOLDBACK  STOCK.  In  order to  secure  (but  not to  limit)  the
Company's payment obligations regarding any Purchase Price Adjustment and Sellers' indemnity obligations in this Agreement, Purchaser shall issue into escrow (but not deliver) the Holdback Stock. Purchaser shall deliver certificates representing the Holdback Stock, less an amount of shares equal in value (expressed in Closing Date, i.e, November 3, 2000, closing prices) to any ultimately determined Purchase Price Adjustments or indemnity claims asserted by Purchaser, if any, to the Company on the date one year from the Closing Date, unless a dispute then exists in which case Purchaser shall continue to hold the Holdback Stock until the dispute is resolved.

          Section .1 EARN-OUT.

          (a) Purchaser shall calculate the revenue and the Earnings (as defined herein) of the Business for each year during the Earn-Out Period. Provided that the Business achieves the minimum revenue target for a particular year (as set forth on Schedule 3.2 hereto), if the Earnings for such period is equal to or greater than the "Earnings Target" for such year as set forth on Schedule 3.2 hereto, then Purchaser shall pay the Company one dollar for each dollar by which Earnings exceed the Earnings Target for the first $200,000 in excess and $.50 for each dollar thereafter. If the Earnings for a particular year during the Earn-Out Period is less than the corresponding Earnings Target set forth on
Schedule 3.2 or if the minimum revenue target is not achieved, Purchaser shall have no obligation to make the Earn-Out Payment in respect of such year. In no event shall the Earn-Out Payments, before giving effect to any deductions or offsets provided for herein, be greater than $3,000,000 in the aggregate pursuant to this Section 3.2. "Earnings" shall mean the net income of the Business before income taxes (i.e., revenues (net of any allowances, discounts and intra-company sales), less expenses, commissions, depreciation and interest attributable to the Business, as determined in accordance with GAAP. Purchaser shall operate the Business in a manner in which the Earnings can reasonably be determined and (subject to the discretion of its Board of Directors) spend at least $10,000 per year during the Earn-Out Period on capital expenditures for the Business. Purchaser shall maintain accurate books, records and documents reasonably necessary for the calculation of the Earnings. Representatives of the Company shall, upon reasonable request delivered to the Chief Financial Officer of Purchaser in writing, have reasonable access during normal business hours to inspect such books and records at its cost. Purchaser shall provide the Company with updates regarding the Earnings of the Business on a quarterly basis, such reports to be provided within thirty (30) days after the end of each quarter in the Earn-Out Period.

          (b) Purchaser shall pay to the Company the applicable Earn-Out Payment, if earned, within forty-five (45) business days after the last day of the last month of each year during the Earn-Out Period. If Purchaser shall determine, after consultation with its independent auditors, that the Earnings Target in respect of a particular year was not achieved, it shall so notify the Company prior to the date on which an Earn-Out Payment would have otherwise been due, and include in such notification its calculation of the Earnings. The Company shall have a period of forty-five (45) days thereafter to present in writing to Purchaser any objections or disagreement with respect to the calculation of Earnings. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

          (c) If the Company and Purchaser are unable to resolve any such disagreement with respect to the calculation of the Earnings within ten (10) days after delivery by the Company of the notice referred to above, the disagreement shall be submitted for final determination of the Independent Accounting Firm. The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Company and Purchaser but shall not conduct an independent audit nor any discovery. The Independent Accounting Firm shall render its determination on the matter within 30 days of its submission by the Company and Purchaser, and such determination shall be final, conclusive and binding upon Purchaser and the Company.

          (d) The fees and expenses of the Independent Accounting Firm shall be borne by the party whose asserted Earnings calculation is more at variance from the actual Earnings ultimately determined by the Independent Accounting Firm.


                                    ARTICLE I
                                     CLOSING

          Section .1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 8:30 a.m. local time on the Closing Date at the offices of Katten Muchin Zavis, 1999 Avenue of the Stars, Los Angeles, California, unless the parties hereto otherwise agree.

          Section .1 CONVEYANCES AT CLOSING.

          (a) COMPANY DELIVERIES. To effect the sale of the Assets, in addition to the conditions set forth in Article VIII, the Company shall, at the Closing, execute and deliver to Purchaser:

                (2) a bill of sale in substantially the form attached hereto as Exhibit C;

                (3) Assignment of Real Property Lease, in the form attached hereto as Exhibit D;

                (4) Assignment of Personal Property Lease, in the form attached hereto as Exhibit E;

                (5) Assignments of the Company's rights, title and interest to the name "Creative Digital" and all variations thereof);

                (6) the Ancillary Agreements;

                (7) the  Shareholder  Release  in the  form of  Exhibit  F;

                (8) Releases of any Encumbrances on the Assets (the "Release Documents"); and

                (9) such other instruments as shall be requested by Purchaser to vest in Purchaser title in and to the Assets in accordance with the provisions hereof.

          (a) PURCHASER DELIVERIES. To effect the sale of the Assets and assumption of the Assumed Liabilities referred to in Article II hereof, in addition to the conditions set forth in Article IX herein, Purchaser shall at the Closing deliver to Sellers (i) the Cash Payment; (ii) an instrument or instruments of assumption substantially in the form attached as Exhibit G, evidencing Purchaser's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document"); (iii) a certified, irrevocable letter of instruction to the Company's transfer agent to immediately issue and deliver a legended certificate representing the Common Stock portion of the Purchase Price (less the Holdback Stock) to the Company and (iv) the Ancillary Agreements.

          (b) FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Purchaser and the Company.

          (c) CERTIFICATES; OPINIONS. On the Closing Date, Purchaser and Sellers shall deliver the certificates, opinions of counsel and other matters described in Articles VIII and IX.

          (d) CONSENTS. Sellers shall deliver all Permits that are transferrable and any other third party consents required for the valid transfer of the Assets as contemplated by this Agreement, including the consents specified on Schedule 5.4.

                                   ARTICLE I
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The  Company  and  the  Shareholder,   jointly  and  severally,  hereby
represent and warrant to Purchaser that:

          Section .1 ORGANIZATION AND GOOD STANDING. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of California, and the Company is duly qualified or authorized to do business in each jurisdiction in which it does business, or owns property, or where such qualification or authorization is otherwise required by virtue of its presence or activities. Schedule 5.l sets forth a complete and correct list of all jurisdictions in which the Company does business or is otherwise required to be qualified or authorized to transact business or own property. The Shareholder is the only record holder and beneficial owner of the capital stock of the Company.

          Section .1 ASSETS. Excluding the Leased Real Property and the Leased Personal Property, the Company owns, and will transfer good and marketable title to, the Assets and upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances. The Assets include without limitation all assets used in the conduct of the Business or located at the Facilities.
Schedule 2.1 contains accurate lists and summary descriptions of all tangible Assets. All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation (it being understood by Purchaser that the Equipment is no longer under warranty from the original manufacturer.)

          Section .2 LICENSES AND PERMITS. The Company is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required and where the failure to have such license, permit or qualification would have a material adverse effect on the assets, liabilities (whether absolute, accrued contingent or otherwise), condition (financial or otherwise), results of operations, prospects or business of the Company. The Company is in compliance with all such licenses, permits and qualifications. Schedule 5.3 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof. There are no proceedings pending or, to the best of Sellers' knowledge, threatened, to revoke or terminate any such presently existing license, permit or qualification, and each such presently existing license, permit or qualification can be renewed in the ordinary course of business.

          Section .3 NO BREACH. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any provision of the Company's articles of incorporation or bylaws, any agreement, indenture or other instrument to which any of the Sellers is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to any of the Sellers, or (B) require the Company to obtain any authorization, consent, approval or waiver from, or make any filing with, any Person, court or public body or authority, except such consents as are set forth on Schedule 5.4.

          Section .4 AUTHORITY. The Company has the right to sell, convey, transfer, assign and deliver the Assets to Purchaser hereunder. This Agreement and all agreements and instruments herein contemplated to be executed by any Seller have been duly authorized, executed and delivered by each such Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms. There exist no options, warrants, equity securities, calls, rights, preemptive rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company obligating the Company to call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

          Section .5 SUBSIDIARIES. The Company has no equity interest in any corporation, partnership, limited liability company or similar entity.

          Section .6 FINANCIAL STATEMENTS.

          (a) The balance sheets of the Company, at _____________, ___________, and ___________ (individually, a "Balance Sheet" and collectively, the "Balance Sheets") and the statements of operations and retained earnings and the statements of cash flows of the Company for each of the 12 month periods then ended and notes thereto (collectively, the "Financials"), true and correct copies of which are attached hereto as Schedule 5.7(a), (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated thereon. The statements of operations included in the Financials do not contain any items of extraordinary income or any other income not earned in the ordinary course of business.

          (b) The unaudited balance sheet as of August 24, 2000 (the "August 24, 2000 Balance Sheet"), and the related statements of operations and retained earnings and statements of cash flows and notes thereto (collectively, the "August Financials"), true and correct copies of which are attached hereto as
Schedule 5.7(b), (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied with prior periods, and
(ii) are complete and correct and fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated thereon.

          (c) The Financials have been reviewed by the independent accounting firm of R.A. Bianchi & Associates whose reports thereon are part of Schedule
5.7. The books of accounts of the Company have been maintained in all material respects in accordance with sound business practices, and there have been no transactions involving the Company that properly should have been set forth therein in accordance with generally accepted accounting principles that have not been accurately so set forth.

          Section .7 ABSENCE OF CERTAIN CHANGES. Since August 1, 2000, there has not occurred:

          (a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, prospects or business of the Company not reflected in the August 2000 Balance Sheet and that has resulted in or reasonably could result in a loss to the Company;

          (b) Any increase in indebtedness over the level reflected on the August 2000 Balance Sheet, any guarantee by any of the Sellers of any obligation, or any mortgage, pledge or encumbrance on any of the properties or assets of the Company;

          (c) Any amendment or modification of any Material Contract (as defined below), or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

          (d) Any entering into of any written or oral agreements, contracts, commitments or transactions that extend beyond the first anniversary hereof or have obligations thereunder in excess of $1,000, including any purchase or sale of any assets.

          (e) Any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any employee or agent of, or consultant to, the Company;

          (f) Any alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected;

          (g) Any declaration or payment of any dividends or distributions by the Company, any acquisition or redemption by the Company of any of its equity securities or any loan by any Seller to any other Seller;

          (h) Any loss or threatened loss of a customer or customers to which the Company had annual sales in excess of $20,000 during the past two years or to which Sellers expects the Company to have annual sales in excess of $50,000 during calendar years 2000-2001;

          (i) Any material damage or destruction to, or loss of, any assets or property owned, leased or used by the Company (whether or not covered by insurance); or

          (k) Any agreement to do any of the things described in the preceding clauses (a) - (h) of this Section 5.8.

          Section .8 PROJECTIONS. The projected financial statements of the Company attached hereto as Schedule 5.9 set forth the best estimates by the Company of the financial positions and results of operations of the Company at the dates and for the periods set forth therein and neither the Company nor any Seller knows of any reason that any of the assumptions upon which such projected consolidated financial statements are based is not reasonable.

          Section .9 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of the Company whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for on the Estimated Closing Balance Sheet, except as set forth in Schedule 5.10 and except for executory obligations under Material Contracts (as defined below) and immaterial contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. There are no commitments, contracts or undertakings covering the purchases of items of inventory in excess of the Company's normal operating requirements or covering the purchases of items of machinery and equipment in excess of the requirements of the Company. The Company is not a party to, nor bound by, nor has bid upon any contract or agreement that is adverse to the assets, condition (financial or otherwise), business or prospects of the Company, that will require future expenditures (including incurred costs and allocated overhead and selling, general and administrative expense) in excess of reasonably anticipated receipts by more than $10,000 in the aggregate, or on which the Company expects to lose in excess of $10,000 in the aggregate.

          Section .10 ACCOUNTS RECEIVABLE. Schedule 5.11 is an accurate aging of the accounts, notes and other receivables of the Company (the "Accounts Receivable") at the Closing Date. The Accounts Receivable as of such date and any Accounts Receivable arising since such date are fully collectible, net of the reserves set forth in the Estimated Closing Balance Sheet, all of which reserves are adequate and in accordance with GAAP.

          Section .11 REAL PROPERTY; REAL PROPERTY LEASES. Schedule 5.12(a) sets forth a complete and correct summary description of each parcel of real property (collectively, the "Real Property") leased to the Company or otherwise used by the Company in connection with the Business, which description consists of a legal description for each such parcel owned by the Company and an identification of each lease (a "Lease") of real property under which the Company is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 5.12(a):

          (a) The Company does not own any Real Property;

          (b) Each Lease is a valid and binding obligation of the Company, and each such Lease is a valid and binding obligation of each of the other parties thereto;

          (c) None of the Company nor any other party to a Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of any of the Company;

          (d) All of the buildings, fixtures and other improvements located on the Real Property are in good operating condition and repair, and to the best of the Company's knowledge the operation thereof as presently conducted does not violate any applicable code, zoning ordinance or other applicable law or regulation;

          (e) The Company holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of the Real Property; and

          (f) The Company has not experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by it in the operation of its business during such period.

          Section  .12  ENVIRONMENTAL  MATTERS.  Except as set forth in Schedule
5.13:

          (a) To the best of its knowledge, the Company is, and at all times has been, in full compliance with all Environmental Protection Laws;

          (b) The Company has obtained or has timely applied for all permits, licenses and other authorizations under Environmental Protection Laws which are required in connection with its business and operations, all of which are in full force and effect. The Company is in material compliance with all terms and conditions of such permits, licenses and authorizations, no action or proceeding which reasonably could be expected to result in the revocation or suspension of any such permits, licenses and authorizations is pending or threatened, and the Company has not engaged in any conduct which reasonably could be expected to cause revocation or suspension of any of its permits, licenses or authorizations under Environmental Protection Laws;

          (c) During the period of the Company's ownership, lease, occupation and operation of the Real Property or any other property previously owned, leased, occupied or operated by the Company, no portion of the Real Property or such other property (i) has been or is being used in any manner for the storage, disposal, or treatment of any Regulated Substance, except for the temporary storage of Regulated Substances in material compliance with Environmental Protection Laws; (ii) contained or contains underground tanks of any type, or any materials containing PCBs or any asbestos; or (iii) contained or contains any surface or sub-surface conditions that constitute, or that through the physical effects of the passage of time may constitute, a public or private nuisance or otherwise caused any liability under Environmental Protection Laws;

          (d) There is not now nor has there been any contamination of soil, groundwater or other environmental media by or with any Regulated Substance on, in, under or about the Real Property or any other property previously owned, leased, occupied or operated by any of the Sellers which could create liability under the Environmental Protection Laws;

          (e) Except for air emissions in material compliance with Environmental Protection Laws, during the period of the Company's ownership, lease, occupation and operation of the Real Property or any other property previously owned, leased, occupied or operated by the Company, there has been no spill, discharge, disposal, leak, emission, injection, escape, dumping or release of any Regulated Substance on, in, under or about the Real Property or such other property by the Company or for which the Company has any liability;

          (f) No portion of the Real Property or any other property previously owned, leased, occupied or operated by the Company has been designated, listed, or identified in any manner by the EPA, or any other federal, state, local or other governmental agency or instrumentality, or under and pursuant to any Environmental Protection Law as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site, or candidate for clean-up, investigation, removal or closure pursuant to any Environmental Protection Law;

          (g) None of the Sellers has received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other federal, state, local or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law, concerning any intentional or unintentional action or omission (except any pertaining to emissions of fugitive dust and other non-hazardous particulates that are routinely corrected) by any of the Sellers constituting a violation or potential violation of any Environmental Protection Law, including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of any Regulated Substance into the environment resulting in damage thereto or to the wildlife, biota and other natural resources, and there exist no facts that would form the basis for a finding of such a violation; and

          (h) None of the Sellers has received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Protection Law, including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site. There are no events, conditions, circumstances, activities, practices, incidents, actions or plans at or concerning the Real Property or the operations of any of the Sellers which may (i) interfere with or prevent continued compliance by any of the Sellers with any Environmental Protection Law, (ii) give rise to any claim or liability under any Environmental Protection Law, or (iii) form the basis for any claim, action, suit, proceeding, hearing or investigation under any Environmental Protection Law.

          (i) Except as set forth on Schedule 5.13(i), no Seller has received any notice from a governmental authority or otherwise of any health problem of any current or former employee which in any way is or is alleged to be related to the operation of the Business.

          Section  .13  INTANGIBLE  PERSONAL  PROPERTY.  Except  as set forth on
Schedule 5.14:

          (a) There are no (i) patent, patent applications, copyright, copyright applications, trademark, trademark applications (in any such case, whether registered or required to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of Sellers related to, or necessary to continue the operation of, the Business, or
(ii) licenses or similar agreements or arrangements ("Licenses") to which any of the Sellers is a party either as licensee or licensor for each such item of Intangible Personal Property.

          (b) There are no pending actions or other judicial or adversary proceedings involving the Company concerning any item of Intangible Personal Property, and, no such action or proceeding is threatened and no claim or other demand has been made or threatened by any Person relating to any item of Intangible Personal Property;

          (c) The Company has the right and authority to use each item of Intangible Personal Property in connection with the conduct of its business in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, trademark or registration of any other person or entity;

          (d) There are no outstanding or threatened disputes or disagreements with respect to any License; and

          (e) The conduct by each of the Sellers of its business does not conflict with the valid patents, trademarks, trade secrets or trade names of others.

          Section .14 LABOR AND EMPLOYMENT AGREEMENTS.

          (a) Schedule 5.15 sets forth a complete and correct list of the following:

                (2) Each employment, consulting, collective bargaining and similar agreement, whether written or oral, to which the Company is a party or by which it is bound; and

                (3) The name of (A) each employee of the Company, and (B) each agent of or consultant to the Company.

          As used in this Section 5.15, the word "agreement" includes both oral and written contracts, understandings, arrangements and other agreements.

          (a) The Company has complied with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

          (b) No unfair labor practice complaint is pending against the Company before the National Labor Relations Board or any federal, state or local agency and no labor strike, grievance or other labor dispute affecting the Company is pending or threatened.

          (c) Except as set forth in Schedule 5.15, no material organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending or threatened with respect to the employees of the Company and no such effort, allegation, claim, suit or proceeding has been made, raised, brought or threatened within the three-year period prior to the date of this Agreement.

          (d) No arbitration proceeding arising out of or under any collective bargaining agreement applicable to the Company is pending and no basis for any such proceeding exists.

          (e) All reasonably anticipated obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of any of the Company in respect of the services rendered by any of them on or prior to the date of the Financials have been paid or adequate accruals therefor have been made in the books and records of the Company and in the Financials. All such obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Interim Balance
Sheet, in accordance with GAAP. All accrued obligations of the Company applicable to its employees, whether arising by operation of law, contract, past custom or otherwise, for payments to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financials have been paid or adequate accruals therefor have been made on the books and records of the Company and in the Financials in accordance with GAAP. All such obligations with respect to employment of employees through the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Estimated Closing Balance Sheet, in accordance with GAAP.

          Section .15 EMPLOYEE BENEFIT PLANS: ERISA.

          (a) Except as set forth in Section 5.16(a) of the Disclosure Schedule, the Company (i) does not maintain, contribute to or have any obligation with respect to, and none of the employees of the Business is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "Plans"), (ii) is not a party to a contract for the employment of any employee of the Business or any other person who renders services to the Business, or (iii) has no ERISA Affiliates other than another Seller. None of the Plans is, and the Company or any of its ERISA Affiliates has ever maintained or had an obligation to contribute to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multi employer plan," as defined in Section 3(37) of ERISA (a "Multi- employer Plan"), (iii) a "multiple employer plan," as defined in ERISA or the Code, or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. The Company does not have any agreement or commitment to create or contribute to any additional Plan, enter into any additional employment agreement or to modify or change any existing Plan or employment agreement. Section 5.16(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Business (including each employee who is on a leave of absence or on layoff status): name, employer, job title(s), date of hire, current salary and benefit arrangements, years of service for purposes of eligibility, vesting, and benefit determination under any of the Plans, and current status (e.g., active employee, on leave, etc.). None of the employees of the Business is a "leased employee," as defined in Section 414(n) of the Code.

          (b) With respect to each Plan, the Company has heretofore delivered or caused to be delivered to Purchaser true, correct and complete copies of (i) all documents that comprise the most current version of such Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the three most recent certified financial statements for each of the Plans for which such a statement is required or was prepared, and (D) for each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all Internal Revenue Service determination letters issued with respect to such Plan. Except as set forth in Section 5.16(b) of the Disclosure Schedule, since the date of the foregoing documents, there has not been any material change in the assets or liabilities of any of the Plans or any change in their terms and operations that could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, and none of the Plans has been or will be amended prior to the Closing Date. Each of the Plans can be amended, modified or terminated by the Purchaser within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Plan intended to be qualified within the meaning of Section 401(a) of the Code.

          (c) The Company has performed and complied in all respects with all of its obligations under and with respect to the Plans, and each of the Plans has, at all times, in form, operation and administration complied with its terms, and, where applicable, the requirements of all applicable laws. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred that reasonably could be expected to adversely affect such qualified status.

          (d) The Company has made all contributions with respect to a Plan that are required to have been made as of the date hereof under the terms thereof, or under the terms of any related insurance contract, or any applicable law.

          (e) All Plans that are group health plans have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). The Company has no obligation to provide health benefits or other non-pension benefits to any retired or other former employees, except as specifically required by COBRA.

          (f) None of the Sellers nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan, and none of the Sellers is aware of any fiduciary violations under ERISA with respect to any Plan, that could subject a Seller (or any employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

          (g) Except as set forth in Section 5.16(g) of the Disclosure Schedule, with respect to any Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (and the Company is unaware of any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

          (h) The Company has not incurred any liability or taken any action, and is not aware of any event that has occurred or is likely to occur, that could cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multi-employer Plan, (iii) on account of unpaid contributions to any Multi-employer Plan, or (iv) on account of any reorganization, insolvency or termination of any Multi-employer Plan.

          (i) Neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions will: (i) entitle any current or former employee of the Business to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or
(iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of
Section 280G of the Code.

          Section .16 MATERIAL CONTRACTS AND RELATIONSHIPS.

          (a) Except for agreements specifically identified on other schedules hereto, Schedule 5.17(a) sets forth a complete and correct list of the following:

                (2) All agreements (or groups of agreements with one or more related entities) between the Company and any customer or supplier in excess of $5,000 and all agreements and purchase orders extending beyond two (2) months;

                (3) All agreements that relate to the borrowing or lending by the Company of any money or that create or continue any material claim, lien, charge or encumbrance against, or right of any third party with respect to, any asset of the Company;

                (4) All agreements by which the Company leases any real property, has the right to lease any real property or leases capital equipment or leases any other personal property, and all other leases involving the Company as lessee or lessor;

                (5) All agreements to which the Company is a party not in the ordinary course of business;

                (6)  All  contracts  or   commitments   relating  to  commission
arrangements with others;

                (7) All license agreements, whether as licensor or licensee;

                (8)  All   agreements   between   the   Company  and  its  sales
representatives;

                (9) All agreements between the Company and its customers relating to volume rebates or price reductions;

                (10) All other agreements to which the Company is a party or by which it is bound and that involve $5,000 or more or that extend for a period of two (2) months or more;

                (11) All other agreements to which the Company is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company; and

                (12) A current list of the Company's active customers.

As used in this Section 5.17, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of any of the Sellers required to be disclosed on Schedule 5.17(a), including agreements specifically identified in other schedules hereto.

          (a) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of the Company. There are no material liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

          (b) The Company (i) has fulfilled all material obligations required pursuant to each Material Contract to have been performed by it prior to the date hereof, and (ii) as far as reasonably foreseeable based on current conditions, will be able to fulfill all of its obligations under the Material Contracts that remain to be performed after the date hereof.

          (c) Schedules 5.17(b), (c) and (d) set forth a complete and correct list of each (i) customer (or related group of customers) with whom the Company did $10,000 or more of business during the last fiscal year or the current fiscal year, (ii) supplier (or related group of suppliers) with whom the Company did $10,000 or more of business during the last fiscal year or the current fiscal year, and (iii) agent (or related group of agents) or Representative (or related group of Representatives) who was paid $10,000 or more by the Company during the last fiscal year or the current fiscal year, respectively.

          (d) Each Seller has maintained and continues to maintain good relations with the Company's customers, suppliers and agents and, except as set forth in Schedule 5.17(e), Sellers do not reasonably expect that any customer (to which the Company had annual sales in excess of $10,000 during the past two years), supplier or agent will stop doing business with the Company or will materially change the terms on which such customer, supplier or agent has done business with the Company in the past.

          Section .17 INVENTORY. Except for inventory that is excess, damaged, obsolete, or outdated or requires rework, for which the Company has established an adequate reserve in the Estimated Closing Balance Sheet in accordance with GAAP the inventory (the "Inventory") reflected in the Estimated Closing Balance Sheet and acquired since the date of such Balance Sheet (and not sold prior to the date hereof or reserved for in the Estimated Closing Balance Sheet is good and merchantable material, of a quantity and quality saleable in the ordinary course of business of the Company at normal profit margins, and carried on the books and records of the Company on the lower of cost (on a first in, first-out basis) or market basis consistent with the past practices of the Company.

          Section .18 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any employee, agent or other person acting on behalf of the Company has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (a) that would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) that, if not given in the past, would have had a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results or operations, prospect, or business of the Company.

          Section .19 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.20, the operation, conduct and ownership of the property or business of the Company are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances (including without limitation, those relating to employment discrimination, occupational safety, conservation or corrupt practices) and all judgments and orders of any court, arbitrator or governmental authority applicable to it. Except as set forth on
Schedule 5.20, there are no proposed federal, state, local and other (domestic or foreign) law, rule, regulation, ordinance, order, judgment, decree, governmental taking, condemnation or other proceeding that would be applicable to the business, operations or properties of the Company and that could have a material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Company.

          Section .20 LITIGATION. Except as set forth on Schedule 5.21, there is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or threatened against or otherwise affecting the Company or any of its assets. The Company has given in a timely manner to its insurers all notices required to be given under each of its insurance policies, if any, with respect to all of the claims and actions disclosed on Schedule 5.21, and no insurer has denied coverage of any of such claims or actions or rejected any of the claims with respect thereto.

          Section .21 TAXES. Except as set forth on Schedule 5.22:

          (a) The Company has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof;

          (b) All Taxes of the Company for all taxable periods ending on or prior to the date hereof have been paid or have been adequately reserved for on the Estimated Closing Date Balance Sheet. The Tax returns and reports filed are true and correct in all material respects; (c) None of such returns contains, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

          (d) The Company has not received notice that the IRS or any other taxing authority has asserted against the Company any deficiency or claim for additional Taxes;

          (e) All Tax deficiencies asserted or assessed against the Company have been paid or finally settled;

          (f) There is no pending or threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes of the Company or a claim for refund made by the Company with respect to Taxes previously paid in connection therewith;

          (g) All amounts that are required to be collected or withheld by the Company or with respect to Taxes have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted;

          (h) To the best of its knowledge, neither the IRS nor any state, foreign or local taxing authority has examined any income tax return of the Company;

          (i) The Company has not waived any statute of limitations (that have not expired as of the date hereof) with respect to the assessment of any Tax;

          (j) The Company has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Company, from any taxable period ending on or before the date hereof to any taxable period ending after such date;

          (k) The Company has not filed any consent agreement under Section 341(f) of the Code;

          (l) To the best of its knowledge, there are no liens for Taxes due and payable upon any assets of the Company;

          (m) The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

          (n) The Company is not currently required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method, and does not have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method;

          (o) The Company is not a party to any agreement, contract, arrangement or plan that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

          (p) None of the assets of the Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code; and

          (q) None of the assets of the Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

          Section .22 INSURANCE MATTERS.

          (a) Schedule 5.23 sets forth a complete and correct list of:

                (2) All insurance policies and of all claims made by the Company on any liability or other insurance policies during the past three years (other than worker's compensation claims);

                (3) All insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof; and

                (4) All insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates hereof.

          (a) There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to the Company or by any board of underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the Business or any repairs or other work to be done on or with respect to the Company's assets.

          (b) Except as set forth on Schedule 5.23, no notice or other communication has been received by the Company from any insurance company within the two years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the best of the Company's knowledge, no such cancellation, amendment or increase of premiums is threatened.

          (c)  During  the  past  five  years,   the   Company  has   maintained
occurrence-based comprehensive general liability and completed operations insurance (including product liability insurance) with a single combined annual limit of at least $1,000,000, and no claims have been made or paid, and no claims are currently pending, under any of such comprehensive general liability insurance policies.

          (d) No lawsuits have been filed and no claims have been made or, to the best of Sellers' knowledge, threatened against the Company as a result of accidents which occurred during the one-year period prior to the date hereof that would give rise to a claim with respect to any services provided by or products designed, manufactured, or sold by the Company or the operations of the Company.

          Section .23 No Powers of Attorney or Suretyships. Except as set forth on Schedule 5.24, (i) neither the Company nor, with respect to the Company or the Business, the Seller, has granted any general or special powers of attorney and (ii) none of the Sellers has any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

          Section .24 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from any of the Sellers in respect of this Agreement or the Transactions.

          Section .25 BANKING FACILITIES. Schedule 5.26 sets forth a complete and correct list of:

          (a) Each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

          (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

          Section .26 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY; PERSONAL PROPERTY LEASES. Except as set forth in Schedule 5.27, the Company owns all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "Personal Property") used by or relating to the Company. All such Personal Property is in good operating condition and sufficient to carry on the business of the Company in the normal course as it is presently conducted and is free from material defects, whether patent or latent. Schedule 5.27 sets forth a complete and correct summary description and identification of each lease (a "Personal Property Lease") of personal property under which the Company is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 5.27:

          (a) Each Personal Property Lease is a valid and binding obligation of the Company that is a party thereto, and each such Personal Property Lease is a valid and binding obligation of each of the other parties thereto; and

          (b) Neither the Company nor any other party to a Personal Property Lease is in default with respect to any material term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company.

          Section .27 PRODUCT WARRANTY AND LIABILITY. Each product designed, manufactured, or sold by the Company and all services performed by the Company have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. The Company has no liability, and there is no basis for any present or future action, suit or other proceeding giving rise to any liability, (i) for replacement or repair of any such product or other damages in connection therewith, or (ii) arising out of any injury to persons or property as a result of any such product or any services performed by the Company. None of the Sellers has received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of the Company are or were defective in any material respect.

          Section .28 STANDARDS AND CERTIFICATIONS. Products previously designed, manufactured, sold and leased by the Company met and had received at the time of their design, manufacture and sale, and products currently designed, manufactured, sold and leased by the Company meet and have received, all material standards established by relevant standard-setting organizations and all certifications from all relevant safety and standards testing and certifying organizations, if any, as were or are, as the case may be, necessary for such products to comply with all applicable fire, safety and similar codes and regulations.

          Section .29 DISCLOSURE. The information provided by Sellers in this Agreement, including, without limitation, the schedules hereto, and in any other writing delivered pursuant hereto does not and will not contain any untrue statement of a material fact or, omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Sellers to Purchaser pursuant hereto were or will be complete and accurate records of such documents.

          Section .30 SECURITIES. The Company is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. The Company understands that Purchaser has made no representations regarding the Company other than as set forth herein. The Company has made such further investigation as it deems appropriate to evaluate the merits and risks of receiving common stock in Purchaser. The Company will acquire the Common Stock portion of the Purchase Price for its own account, for investment purposes only, and not with a view towards the sale or other distribution thereof (other than to a Shareholder who is also an "accredited investor"). The Company acknowledges that there are restrictions under federal and state securities laws on the transferability of the Common Stock portion of the Purchase Price. The Sellers agree and acknowledge that certificates for the Common Stock portion of the Purchase Price shall bear substantially the following legend:

          The Shares represented by this certificate are subject to restrictions on transferability and resale any may not be transferred or resold except as permitted under the Securities Act of 1933, pursuant to registration under said Act or pursuant to an applicable exemption from the requirements of said Act. Prior to any transfer, the holder of the Shares must deliver an opinion of counsel acceptable to the Company to the effect that such transfer is either so registered or so exempt.

          Section 5.31 EMPLOYEES. As of the Closing Date, the Company has four employees, all of whom work within a 75 mile radius of the City of Los Angeles.

                                   ARTICLE I
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser hereby represents and warrants to the Company that:

          Section VI.1 ORGANIZATION AND CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement and all agreements and instruments herein contemplated to be executed by Purchaser are the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has the ability to fund the Purchase Price and has experience in the industry in which the Business operates.

          Section .1 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the Transactions.


                                    ARTICLE I
                                    COVENANTS

         Sellers and Purchaser each covenant with the other as follows:

          Section .1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Purchaser; PROVIDED, HOWEVER, that neither Purchaser nor the Company shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

          Section .2 NO SOLICITATION.

          (a) NO SOLICITATION. From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers and their
Representatives shall not, and shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Purchaser and its Representatives concerning, any sale of all or a portion of the Assets or the Business, or any merger, consolidation, liquidation, dissolution or similar transaction involving any Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"); PROVIDED, HOWEVER, that Sellers may disclose the transactions contemplated by this Agreement to customers of Sellers in connection with Sellers' efforts to obtain the benefit of any Contract, Lease or Permit for Purchaser. The parties agree that in the event the Company, Sellers or any individual Seller breaches its obligation under this Section 7.2, the Company shall immediately pay to Purchaser the sum of (a) Purchaser's expenses incurred in connection with the Transactions, and
(b) $200,000; PROVIDED, HOWEVER, that such amount shall not exceed $300,000. Each Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Purchaser with respect to any of the foregoing. Each Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such Seller is a party.

          (b) NOTIFICATION. Sellers shall immediately notify Purchaser (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction.

          Section .3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, Sellers and Purchaser shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

          Section .4 INVESTIGATION BY PURCHASER. From the date hereof through the Closing Date the Company shall, and shall cause any and all of its employees and agents to, afford the Representatives of Purchaser and its Affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the employees, agents, attorneys, accountants, properties, Books and Records, Contracts and Leases of the Company, and shall furnish Purchaser and its Representatives all financial, operating and other data and information as Purchaser or its Affiliates, through their respective Representatives, may reasonably request, including unaudited balance sheets and the related statements of income, retained earnings and cash flow for each month from the date of the August 2000 Balance Sheet through the Closing Date within ten (10) calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the books and records of the Company, and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with generally accepted accounting principles consistently applied.

          Section .5 CONDUCT OF BUSINESS. From the date hereof through the Closing, the Company shall, except as contemplated by this Agreement, or as consented to by Purchaser in writing, operate the Business in the ordinary course of business and in accordance with past practice and use its best efforts to preserve intact the Business and its goodwill, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with the Company, and shall not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

          (a) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

          (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business, and without limiting the generality of the foregoing, each Seller shall continue to operate the Business consistent with its past practices;

          (c) incur any indebtedness for borrowed money or commitment to borrow money, other than Financing Obligations, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

          (d) (1) take any action with respect to the grant of any bonus, severance or termination pay or with respect to any increase of benefits payable under the Company's severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Benefit Plan or policy;

                (2) make any change in the key management structure of the Company, including without limitation the hiring of additional management personnel or the termination of existing management personnel;

                (3) adopt, enter into or amend any Employee Benefit Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required or, in the Company's reasonable determination, desirable to comply with applicable Regulations; or

                (4) fail to maintain all Employee Benefit Plans in accordance with applicable Regulations in any material respect;

          (e) cause the Company to acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

          (f) declare, set aside, make or pay any dividends;

          (g) expend funds for budgeted capital expenditures or commitments for or on behalf of the Company otherwise than in accordance with the capital budget agreed to by Purchaser and the Company;

          (h) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

          (i) (1) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business; or

                (2) fail to collect its accounts receivable in the ordinary course of business;

          (j) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with the Company's past practice inoperable, worn-out or obsolete or destroyed Assets;

          (k) make any loans or advances on behalf of the Company to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

          (l) make any income tax election or settlement or compromise with tax authorities on behalf of the Company;

          (m) fail to comply with all Regulations applicable to it, the Assets and the Business;

          (n)   intentionally   do  any  other  act   which   would   cause  any
representation or warranty of any Seller in this Agreement to be or become untrue in any material respect;

          (o) sell, transfer, assign, pledge or encumber in, or any other ownership interests of, the Company or repurchase or commit to repurchase, partnership interests in, or any other ownership interests of, the Company held by any of the Sellers;

          (p) fail to use its best efforts to (i) retain the Company's employees and (ii) maintain the Business so that such employees will remain available to the Company on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with any Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

          (q) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

          (r) make or change any tax election affecting the Assets in the hands of Purchaser; or

          (s) fail to pay, or cause to be paid, when due all Taxes for which the Company is or may become liable or that are or may become payable with respect to any taxable period ending on or prior to the Closing Date.

          Section .6 EMPLOYMENT AGREEMENTS.

          (a) Purchaser and Larry Hester shall enter into an Employment Agreement, to be effective as of the Closing in substantially the form of Exhibit A hereto. Purchaser shall not be required to hire or offer employment to any other employee of the Company. In the event Purchaser determines to hire such persons, however, all employees of the Business who become employed by Purchaser as of the Closing (or upon expiration of an approved leave of absence) are hereinafter referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees."

          (b) Effective as of the Closing (or the date an employee becomes a Transferred Employee, if later), all Transferred Employees shall cease to participate in, or accrue benefits under, any of the Company's Plans, and the Company shall be solely responsible for all of its Plans and all obligations and liabilities thereunder. Purchaser shall not assume any Plan of the Company or any obligation or liability thereunder. The Company shall be responsible for (i) terminating all employees of the Company who are not employed by Purchaser, and shall be responsible for any and all obligations and liabilities arising in connection with such terminations, including without limitation, any severance or other termination pay, accrued vacation, retirement and welfare benefits,
(ii) providing the appropriate notices to the employees of the Business pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, (iii) all liabilities, including without limitation, the cost of extended insurance coverage, for any employee of the Company not actively employed by the Company on the Closing Date until such time, if ever, that such employee returns to active employment and is employed by Purchaser.

          (c) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Transferred Employee at any time, with or without cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees after the Closing Date.

          (d) No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Purchaser or under any benefit plan which Purchaser may maintain.

          (e) Prior to and until Closing, each Shareholder, that is an employee of the Company, shall receive his salary and hospitalization, medical, surgical, dental, life insurance and any other welfare and benefits plans and programs, comparable to what such Shareholder, as an employee of the Company, is receiving as of the date of this Agreement.

          Section .7 AGREEMENT NOT TO COMPETE.

          (a) As additional consideration for the payments made or to be made by Purchaser hereunder, from the date hereof, the Company and the Shareholder hereby agree that it and he shall not, for any reason, directly or indirectly, engage or be interested in any business that Competes with Purchaser, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation), joint venturer, officer, partner, employee or consultant, or otherwise engage in, control, advise with respect to, manage, act as a consultant to, receive any economic benefit from, or exert any influence upon the development, marketing, manufacture, sale, distribution, offering or promotion of products or services similar to those performed by the Company for the one-year period prior to the Closing, any business that Competes with Purchaser. As used herein, the term "Competes" with Purchaser shall mean competing with any of the businesses conducted by the Company at any time for the period Mr. Hester is employed by Purchaser (or for a two-year period -- six months if Mr. Hester is terminated without Cause -- following termination of his employment) in any county or any other political subdivision of any state of the United States of America or any of its possessions or territories where the Company conducted or contemplated conducting such businesses during the one-year period preceding the date hereof. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Section 7.7 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 7.7, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other territory or possession of the United States of America where this covenant is intended to be effective.

          (b) The parties agree that damages would be an inadequate remedy for Purchaser in the event of a breach or threatened breach of this Agreement and thus, in any such event, Purchaser may, either with or without pursuing any potential damage remedies and in addition to such remedies, immediately obtain and enforce an injunction, and/or a temporary restraining order, prohibiting any Seller from violating this Agreement, without having to prove actual damages. The parties agree that this Section 7.7 shall be enforceable regardless of whether or not any Seller is employed by Purchaser hereunder.

          Section .8 COLLECTION OF ACCOUNTS RECEIVABLE AND LETTERS OF CREDIT. At the Closing, Purchaser shall acquire hereunder, and thereafter Purchaser or its designee shall have the right and authority to collect for Purchaser's or its designee's account, all receivables, letters of credit and other items which constitute a part of the Assets, and each Seller shall within 48 hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Purchaser any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items related to the Company or the Business. Each Seller shall promptly transfer or deliver to Purchaser or its designee any cash or other property that such Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

          Section .9 BOOKS AND RECORDS; TAX MATTERS.

          (a) BOOKS AND RECORDS. Purchaser shall retain all Books and Records in the possession of Purchaser after the Closing Date relating to the operation of the Facilities and the Business prior to the Closing in accordance with all applicable records retention Regulations, including without limitation, all Environment Laws and occupational health and safety laws and regulations. Each party agrees that it shall cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax, environmental or occupational health and safety inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 7.9(a) shall be treated as confidential and not disclosed to any person or entity other than the Representatives of Sellers or Purchaser, as the case may be, who need to know such information in connection with the proceedings contemplated by this Section 7.10(a).

          (b) COOPERATION AND RECORDS RETENTION. Sellers and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Purchaser and each Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

          Section .10 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Purchaser to waive any requirements for compliance with any or all of such laws, each Seller hereby agrees that the indemnity provisions of Section 11.2 hereof shall apply to any Damages of Purchaser or any institution providing financing to Purchaser arising out of or resulting from the failure of any Seller or Purchaser to comply with any such laws.

          Section .11 CONFIDENTIALITY. Unless and until the Closing has been consummated, Purchaser and its officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of the Company, all data and information with respect to the Business obtained in connection with this transaction, subject to the requirements of law. In the event of the termination of this Agreement for any reason or the return of the Assets pursuant to Section 2 hereof, Purchaser will return to the Company all documents, work papers, and other materials (including copies) relating to the Transactions, whether obtained before or after execution of this Agreement and the confidentiality requirements of this Section 7.12 shall terminate.

          Section .12 RELEASE OF LEASE GUARANTY. Purchaser shall use its best commercially reasonable efforts to obtain the release of the Shareholder from his personal guaranty of the Company's obligations in respect of the premises located at 11755 Wilshire Boulevard, Suite 880, Los Angeles, California 90025.

                                   ARTICLE II
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

         The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company by written notice to Purchaser:

          Section .1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Purchaser shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

          Section .2 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the Company materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

          Section .3 ASSUMPTION DOCUMENT. Purchaser shall have executed the Assumption Document.


          Section .4 ANCILLARY AGREEMENTS. Purchaser shall have executed and delivered the Ancillary Agreements to which it is a party.

                                  ARTICLE III
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligations of Purchaser to consummate the transactions provided for hereby are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser by written notice to the Company:

          Section .1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Sellers shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

          Section .2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. Any necessary consents to the assignment of all Contracts and Leases shall have been obtained, including the consents identified on Schedule 5.4. All Permits, consents, approvals and waivers from governmental authorities necessary to the consummation of the transactions contemplated hereby by Purchaser shall have been obtained. Purchaser shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to such transactions.

          Section .3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Purchaser, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Purchaser to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

          Section .4 OPINION OF COUNSEL. The Company shall have delivered to Purchaser an opinion of Cantor & Weinshenk, Company counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

          (b) Each of the Sellers has necessary power and authority to enter into this Agreement and the Ancillary Agreements to which he or it is a party and to consummate the transactions contemplated hereby and thereby;

          (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers have been duly authorized by all necessary action of the Board of Directors and shareholders, and this Agreement and each of the Ancillary Agreements to which it is a party constitute legally valid and binding obligations of the Sellers, enforceable against each of the Company and the Sellers, in accordance with their terms, except as limited by (i)
bankruptcy,  insolvency,  reorganization,   moratorium  or  other  similar  laws
relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) and (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies;

          (d) The documents to be delivered by the Company at the Closing to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets are effective to do so.

          Section .5 CERTIFICATES. Sellers shall furnish Purchaser with such certificates to evidence compliance with the conditions set forth in this
Article IX as may be requested by Purchaser.

          Section .6 MATERIAL CHANGES. As of the Closing Date, since August 1, 2000, there shall not have been any actual or threatened adverse change in the Business or the Assets or the liabilities, earnings, results of operations, condition (financial or otherwise) or prospects of the Company.

          Section .7 CONVEYANCING DOCUMENTS; RELEASE OF ENCUMBRANCES. Sellers shall have executed and delivered each of the documents described in Section 4.2 hereof so as to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets, and Sellers shall have filed (where necessary) and delivered to Purchaser all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Purchaser's counsel.

          Section .8 PERMITS. Purchaser shall have obtained or been granted the right to use all Permits.

          Section .9 OTHER AGREEMENTS. Sellers shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

          Section .10 CUSTOMER RELATIONS. Purchaser shall be satisfied with the business relationship of any Seller with any customer named in Section 5.17(a)(i) of the Disclosure Schedule.

          Section .11 DUE DILIGENCE/FINANCIAL CONDITION. Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence investigation.

                                   ARTICLE IV
                                  RISK OF LOSS

          Section .1 RISK OF LOSS. From the date hereof through and including the Closing Date, all risk of loss or damage to the Assets shall be borne by Sellers, and thereafter shall be borne by Purchaser. If any material portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Sellers shall give written notice to Purchaser as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, which notice shall set forth in detail the nature of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Sellers are otherwise entitled to receive as a consequence. Prior to the Closing, Purchaser shall have the option, which shall be exercised by written notice to Sellers within ten (10) calendar days after receipt of Sellers' notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Purchaser shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the Purchase Price shall be reduced by the amount, if any, mutually agreed upon between the parties, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section 12.1. If Purchaser accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Purchaser without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to the Company.

                                    ARTICLE V
                                 INDEMNIFICATION

          Section .1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLERS. The representations and warranties made by Sellers in Article V of this Agreement and any document, schedule, exhibit or other instrument relating hereto, respectively, shall survive the date hereof for a period of five years. Notwithstanding anything contained in this Agreement, including, without limitation, this Section 11.1, any claims with respect to representations and warranties made by Sellers in this Agreement or in any document or other instrument relating hereto shall survive and continue following the expiration of the survival period stated above (i) if such claim is submitted in writing to Sellers prior to the end of the survival period stated in this Section 11.1 or otherwise and identified as a claim for indemnification pursuant to this Agreement or (ii) if such claim is based upon fraud or willful breach or misrepresentation by any Seller. In either event, such claims shall survive indefinitely.

          Section .2 INDEMNIFICATION BY SELLERS. Each Seller shall, jointly and severally, indemnify and hold harmless Purchaser and each of Purchaser's Affiliates, directors, officers, employees, attorneys, agents and Representatives (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value of the assets, penalties, interest, costs and expenses, including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses (collectively, "Damages"), incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of their respective Affiliated Parties until paid by such Seller, in connection with, or resulting from, any or all of the following:

          (a) Any breach or inaccuracy of any representation or warranty made by such Seller in Article V of this Agreement or in any document, schedule, exhibit or other instrument relating hereto;

          (b) Any misrepresentation contained in any written statement or certificate furnished by such Seller pursuant to this Agreement or the Transactions;

          (c) Any failure to perform or comply with any covenant, agreement or obligation of either Seller contained in this Agreement or any document or other instrument contemplated by this Agreement;

          (d) Any injury to persons or death or property damage resulting from or contributed to by any products designed, manufactured, sold or leased by any of the Sellers or any services performed by any of the Sellers if the accident, incident or occurrence giving rise to such claim, action, lawsuit or proceeding occurred prior to the Closing Date;

          (e) With respect to any claim arising out of the failure of any Seller to comply with the bulk transfer or bulk sales laws of any jurisdiction in accordance with Section 7.10; and

          (f) Liabilities of the Sellers resulting from events occurring before or on the Closing Date, other than a liability or obligation which is included in the Assumed Liabilities.

Sellers' obligations set forth in this Section shall not apply to any Damages that arise from or are related to any willful misconduct or gross negligence by Purchaser.

          Section .3 INDEMNIFICATION BY SELLERS FOR TAX LIABILITIES. In addition to, and not by way of limitation on, the indemnities set forth in Section 11.2, Sellers shall, jointly and severally, indemnify and hold harmless on an after-tax basis Purchaser against all unpaid Taxes of the Company for all taxable periods ending on or before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of the Company or its predecessors prior to the Closing Date or otherwise arising from the consummation of the Transactions as of the date hereof, together with any expenses (including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such Taxes, and together with interest at an annual rate equal to the Prime Rate then in effect.

          Section .4 INDEMNIFICATION BY SELLERS FOR ENVIRONMENTAL MATTERS. For a period of five (5) years, in addition to, and not by way of limitation on, the indemnities set forth in Section 11.2, Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and Purchaser's Affiliated Parties in respect of any and all claims, losses, damages, liabilities, declines in value of the Assets or the Business, penalties, interest, costs and expenses (including, without limitation, reasonable attorneys', accountants', and consultants' fees and other expenses) incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of Purchaser's Affiliated Parties until paid by Sellers, in connection with, or resulting from, any Environmental Liabilities for Pre-Closing Matters including, without limitation, any of the matters described on Schedule 5.13, regardless of the diligence performed or investigation made by Purchaser or its Representatives with respect thereto.

          Section .5 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless the Company in respect of any and all Damages reasonably incurred by the Company, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date that such cash disbursements were made by the Company until paid by Purchaser, in connection with, or resulting from, any or all of the following:

          (a) Any breach of any  representation or warranty made by Purchaser in
Article VI of this Agreement or in any document or other instrument relating hereto;

          (b) Any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or any document or other instrument contemplated by this Agreement; and

          (d) Liabilities of the Business to parties other than Sellers arising in relation to the Assets or the Assumed Liabilities resulting from events occurring after the Closing Date.

Purchaser's obligations set forth in this Section shall not apply to any Damages that arise from or are related to any willful misconduct or gross negligence by any Seller.

          Section .6 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Agreement, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

          Section .7 DEFENSE OF CLAIMS. In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if
(a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen (15) days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim based upon the facts then reasonably known to such Indemnifying Party, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claims and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; PROVIDED, HOWEVER, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; PROVIDED, FURTHER, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. If the indemnification provided for in this Article XI is for any reason unenforceable, the party against whom indemnification was sought agrees to contribute to the claims for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations.

          Section .8 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

          Section .9 SET OFF. To the extent that Purchaser or Purchaser's Affiliated Parties suffer any Damages for which Sellers are liable to Purchaser or Purchaser's Affiliated Parties under the provisions of Section 11.2, Purchaser shall have the right to reduce the amount of the Holdback Stock and the Earn-Out Payments by the amount of such Damages. The parties acknowledge that such reduction shall not be the exclusive method of receiving indemnification from Sellers pursuant to this Article XI.

                                   ARTICLE VI
                                  MISCELLANEOUS

          Section .1 TERMINATION.

          (a) TERMINATION. This Agreement may be terminated at any time prior to
Closing:

                (2) By mutual written consent of Purchaser and the Company;

                (3) By Purchaser or Sellers if the Closing shall not have occurred on or before November 12, 2000; PROVIDED, HOWEVER, that this provision shall not be available to Purchaser if Sellers have the right to terminate this Agreement under clause (iv) of this Section 12.1, and this provision shall not be available to Sellers if Purchaser has the right to terminate this Agreement under clause (iii) of this Section 12.1;

                (4) By Purchaser if there is a material breach of any representation or warranty set forth in Article V hereof or any covenant or agreement to be complied with or performed by any Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article IX to be satisfied (and such condition is not waived in writing by Purchaser) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied on or prior to the Closing Date;

                (5) By the Company if there is a material breach of any representation or warranty set forth in Article VI hereof or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by the Company) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that, the Company may not terminate this Agreement prior to the Closing Date if Purchaser has not had an adequate opportunity (in any event, not to exceed twenty (20) calendar days) to cure such failure.

          (a) IN THE EVENT OF  TERMINATION.  In the event of termination of this
Agreement:


                (6) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (and shall destroy all copies in their possession); and

                (7) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i) and (ii) of this Section 12.1(b) and Sellers' obligations under Section 7.2, except for any willful breach of this Agreement occurring prior to the termination of this Agreement.

          Section .2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Purchaser:           VDI MultiMedia
                           7083 Hollywood Boulevard
                           Los Angeles, California  90028
                           Telecopy: (323) 957-7990
                           Attention: Chief Financial Officer

With a concurrent copy to: Katten Muchin Zavis
                           1999 Avenue of the Stars, Suite 1600
                           Los Angeles, California  90067
                           Telecopy: (310) 788-4471
                           Attention: Brian Hoye, Esq.

If to any Seller:          Creative Digital, Inc.
                           11755 Wilshire Boulevard, Suite 880
                           Los Angeles, California 90025
                           Telecopy: (310) 479-0543
                           Attention: Larry Hester

With a concurrent copy to: Cantor & Weinshenk
                           1630 Ventura Boulevard, Suite 350
                           Studio City, California 91436
                           Telecopy: (818) 986-2728
                           Attention: John Cantor, Esq.

          Section .3 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties, except that Purchaser may assign its rights hereunder to, and have its obligations hereunder assumed by a wholly-owned subsidiary of Purchaser. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          Section .4 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

          Section .5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section .6 COMPLETE AGREEMENT. This Agreement, the exhibits and schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

          Section .7 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by Purchaser and the Company. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

          Section .8 EXPENSES. Except as otherwise expressly provided elsewhere in this Agreement, each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

          Section .9 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          Section .10 PUBLICITY. Neither Purchaser, on the one hand, nor any Seller, including Representatives or Affiliates thereof, on the other hand, shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other parties, provided that Purchaser may describe the Transactions and the Company, and include the Financial Statements, in any document filed in connection with the offer and sale of its securities under applicable law.

          Section .11 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that at any time an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

          Section .12 ATTORNEYS' FEES AND COSTS. Each party shall bear its own expenses arising from the preparation, negotiation and delivery of this Agreement and any other document required to be delivered in connection herewith; PROVIDED, HOWEVER, that Purchaser shall solely bear the costs of the Audit, unless this Agreement is terminated prior to Closing for any reason other than the bad faith or willful misconduct by Purchaser, in which event the Company, on the one hand, and Purchaser, on the other hand, shall bear one-half of the costs of such Audit; and PROVIDED, FURTHER, should any party institute any arbitration, action, suit or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in connection therewith.

          Section .13 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, and the parties hereto irrevocably submit to the jurisdiction of such courts and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          Section .14 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

          (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

          (c) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                                            CREATIVE DIGITAL, INC. as a Seller


                                            By:
                                                 ------------------------------------------------------------------
Name:
Title:



                                            Larry Hester, as a Seller



                                            VDI MULTIMEDIA, as Purchaser


                                            By:
                                                 ------------------------------------------------------------------
Name:
Title: